PROXY STATEMENT
                           OF WESTMORELAND COAL

                     Securities and Exchange Commission
                          Washington D.C. 20549

                        SCHEDULE 14a INFORMATION
             Proxy Statement Pursuant to Sections 14(a) of the
                 Securities Exchange Act of 1934

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            (as permitted by Rule 14a-6(e)(2))
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      [X ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule
14(a)-12
__________________________________________________________________

                       Westmoreland Coal Company
__________________________________________________________________

             (Name of Registrant as Specified in Its Charter)

              Westmoreland Committee To Enhance Share Value

__________________________________________________________________

              (Name of Person(s) Filing Proxy Statement,
               if other than the Registrant)

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The following is added text of a Web Site at
freedomforshareholders.com.

FREEDOM FOR SHAREHOLDERS
(This appears on the home page)
(a button on this page takes the viewer to the next page which offers the following choices)

Filings with SEC
Appraisals
Bodington & Company
Concerned Shareholder Letters
Meet Our Team
Other Voices
(the button on Filings with SEC takes the viewer to the recently filed preliminary proxy statement of the Committee to Enhance
Share Value)
(the remaining pages contain a statement that the page is under construction)


The new information will be contained in the Concerned Shareholder Letters section.

Harry J. Weitzel, Jr
Spyglass 300D
21632 Spyglass Way
Lexington Park, MD 20653


April 22, 1999

Westmoreland Committee to Enhance Share Value
2789-B Hartland Road
P.O. Box 4004
Falls Church, VA 22043

Gentlemen:

I am a current and long-term owner of 50,000 shares of Westmoreland Coal Company (The "Company") common stock. As such, this letter is written in strong support of the proxy being solicited by the Westmoreland Committee to Enhance Share Value (The "Committee"). My reasons for doing so are several fold but all relate to the stewardship of the current Board of Directors and Management of the Company; which has been nothing short of disastrous. During Management's six year tenure:

Our Company has been forced to seek the protection of bankruptcy twice! Not only that, Management's handling of the latest bankruptcy proceedings nearly resulted in a resolution that could have wiped out the common shareholders position in the Company. Only the timely and fortuitous court ruling in another case in the US Court of Appeals for the Tenth Circuit in UMWA 1992 Plan v. Rushton (in re Sunnyside) prevented such an outcome.


In addition to lasting two years, the latest bankruptcy cost the Company nearly $10 million.

The price of a common share has dropped from a high of $22.75 in October, 1991 to its current level of $3.75. Even worse, in June, 1998 immediately after an adverse ruling in the bankruptcy case referred to above, the share price dropped to just $.1250.

No preferred dividends have been paid during five of the last six years and the accumulated arrearage now amounts to over $20 million. Consequently, no dividends may be paid to the common shareholders until the entire arrearage has been satisfied.

Aggregate losses applicable to common shareholders have amounted
to $(133,026,000).   Absent "Gains from Asset Sales" and Pension
Expense Credits, the aggregate losses would have amounted to $(222,403,000)! Even if the massive one time charges incurred in 1993 and 1995, are excluded, aggregate losses would still have amounted to $(76,530,000). The individual amounts for each year, which are taken directly from the Company's SEC 10-K filings, are as follows:


Year Net Income
Applicable To Shareholders
Gains on Asset Sales
Pension Expense(Benefit)
Unusual Charges(Credits)
Net Income Excluding Extraordinary Items

1993  $(102,304) $ 2,000           $ 79,250  $ (25,054)
1994  $  15,265  $41,130           $ (2,100) $ (27,965)
1995  $ (91,274) $ 9,088 $ (2,440) $ 66,623  $ (36,179)
1996  $  33,455  $24,238 $ (3,601) $(11,896) $  (6,280)
1997  $  23,268  $   969 $ (5,547) $(27,214) $ (10,462)
1998  $( 11,436) $   475 $    111  $  2,000  $  (9,800)
Total $(133,026) $77,900 $(11,477) $106,663  $(115,740)

In spite of this dreadful six year performance, the Company's April 14, 1999 SEC Schedule 14A, revealed that the Board of Directors approved the payment of $1.3 million in cash bonuses to four Senior Executives, in addition to aggregate salaries paid of $873,551. If this is the manner in which the Board rewards aggregate losses of $133 million, one shudders to think what would have been paid out if the Company had been profitable. What is perhaps even more shocking is to learn that of these four Senior Executives, only one, R. Page Henley, SVP - Acquisitions and Development and Government Affairs currently owns outright any stock in the Company - 25,010 shares. The other three Senior Executives, Christopher E. Seglem, Chairman & CEO (Salary and Bonus - $1,001,802); Robert J. Jaeger, SVP - Finance (Salary and Bonus - $477,112); and Theodore E. Worchester, SVP and General Counsel (Salary and Bonus - $483,181) own NO stock in the Company.

If the vastly overpaid Chairman and CEO does not have the confidence to invest his own money in our Company, why should the common shareholders have any confidence in this Chairman's ability to manage the affairs of the Company on our behalf?

As a shareholder, I find it unconscionable to leave in place a Board of Directors and Senior Management Team who have overseen such an appalling six year period of gross mismanagement. Consequently, I intend to cast my proxy for the slate of Directors being nominated by The Committee and urge every other shareholder to do likewise.

Sincerely,



Harry J. Weitzel, Jr.